Exhibit 99

FOR IMMEDIATE RELEASE	Investor Contact: Chris Gay 308-255-2905 Cabela’s Incorporated Media Contact: Joe Arterburn 308-255-1204 Cabela’s Incorporated

CABELA’S INC. REPORTS THIRD QUARTER RESULTS
-Q3 Total Revenue Increased 14.1% to a Record $490.5 Million-
-Same Store Sales Increased 3.1%; Increased 6.0% Excluding Owatonna-
-Company Expects Fiscal 2006 Earnings Results to be at the High End of its Mid-Teens EPS Growth Range-

SIDNEY, Neb. (November 2, 2006) - Cabela’s Incorporated (NYSE: CAB), the World’s Foremost Outfitter® of hunting, fishing and outdoor gear, today reported financial results for its third fiscal quarter ended September 30, 2006.

Total revenue for the quarter increased 14.1% to a record $490.5 million compared to $429.8 million for the same period last year. Third quarter net income was $15.0 million, or $0.23 per diluted share, compared to $16.3 million, or $0.25 per diluted share for the same period a year ago.

During the third quarter of fiscal 2006, direct revenue increased 4.7% to $232.2 million. Total retail revenue for the quarter increased 25.8% to $218.6 million. Same store sales for the quarter increased 3.1%, which included the Company’s Fort Worth, Texas, store that entered the comp base in September. Excluding the Company’s Owatonna, Minnesota, store, which continued to be impacted by the Company’s Rogers, Minnesota, store, same store sales for the quarter would have increased 6.0%. Financial services revenue increased 29.0% to $37.4 million for the third quarter of fiscal 2006.

“Our solid top line performance during the quarter was driven by meaningful growth across the board,” said Dennis Highby, Cabela’s President and Chief Executive Officer. “We were particularly pleased with our retail division, as total retail revenue increased 26%, fueled by a 3.1% same store sales gain and the opening of three new stores - Glendale, Arizona; Boise Idaho; and Richfield, Wisconsin. In addition, our direct and financial services segments also generated strong results, generating revenue increases of approximately 5% and 29%, respectively.”

“As discussed last quarter, we expected the third quarter to be impacted by increased pre-opening costs and the impact of increased stock option expense. These costs, combined with incremental costs associated with our recent system installations, impacted our third quarter results as planned. For the fourth quarter, we expect to see a significant increase in profits. Given the strength of our business in the first nine months of the year, we now expect earnings per share to be at the high end of our mid-teens growth range for the full year,” Mr. Highby concluded.

Conference Call Information

A conference call to discuss third quarter fiscal 2006 operating results is scheduled for today (Thursday, November 2) at 4:30 PM Eastern Time. A webcast of the call will take place simultaneously and can be accessed by visiting the Investor Relations section of Cabela’s website at www.cabelas.com. A replay of the call will be archived on www.cabelas.com.

About Cabela’s Incorporated

Cabela’s Incorporated, headquartered in Sidney, Nebraska, is the world’s largest direct marketer, and a leading specialty retailer, of hunting, fishing, camping and related outdoor merchandise. Since the Company’s founding in 1961, Cabela’s® has grown to become one of the most well-known outdoor recreation brands in the world, and has long been recognized as the World’s Foremost Outfitter®. Through Cabela’s well-established direct business and its growing number of destination retail stores, it offers a wide and distinctive selection of high-quality outdoor products at competitive prices while providing superior customer service. Cabela’s also issues the Cabela’s Club® VISA credit card, which serves as its primary customer loyalty rewards program.

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical or current fact are "forward-looking statements" that are based on the Company’s beliefs, assumptions and expectations of future events, taking into account the information currently available to the Company. Such forward-looking statements included, but are not limited to, the Company’s statements regarding a significant increase in profits in the fourth quarter and earnings per share being at the high end of the Company’s mid-teens growth range for the full year. Forward-looking statements involve risks and uncertainties that may cause the Company’s actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition that the Company expresses or implies in any forward-looking statements. These risks and uncertainties include, but are not limited to: the ability to negotiate favorable purchase, lease and/or economic development arrangements; expansion into new markets; market saturation due to new destination retail store openings; the acceleration of new destination retail store openings; the rate of growth of general and administrative expenses associated with building a strengthened corporate infrastructure to support the Company’s growth initiatives; increasing competition in the outdoor segment of the sporting goods industry; the cost of the Company’s products; supply and delivery shortages or interruptions caused by system changes or other factors; adverse weather conditions; unseasonal weather conditions which impact the demand for the Company’s products; fluctuations in operating results; adverse economic conditions causing a decline in discretionary consumer spending; the cost of fuel increasing; delays in road construction and/or traffic planning around the Company’s new destination retail stores; road construction around the Company’s existing destination retail stores; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; increased government regulation; compliance with the data security requirements of the payment card industry; inadequate protection of the Company’s intellectual property; decreased interchange fees received by the Company’s financial services business as a result of the current interchange litigation against VISA; other factors that the Company may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in the Company’s filings with the SEC (including the information set forth in the “Risk Factors” section of the Company's Form 10-K/A for the fiscal year ended December 31, 2005), which filings are available at the Company’s website at www.cabelas.com and the SEC’s website at www.sec.gov. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. The Company’s forward-looking statements speak only as of the date they are made. Other than as required by law, the Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CABELA'S INCORPORATED AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Dollar Amounts in Thousands Except Share and Per Share Amounts) (Unaudited)

ASSETS	September 30, 2006	December 31, 2005

CURRENT ASSETS:
Cash and cash equivalents	$73,315	$86,923
Accounts receivable	31,278	35,342
Credit card loans held for sale	91,400	77,690
Credit card loans receivable	14,882	11,968
Inventories	504,399	396,635
Prepaid expenses and deferred catalog costs	63,011	42,725
Other current assets	78,967	42,744
Total current assets	857,252	694,027

PROPERTY AND EQUIPMENT, NET	584,957	459,622

OTHER ASSETS:
Marketable securities	111,199	145,744
Other	66,128	66,887
Total other assets	177,327	212,631

Total assets	$1,619,536	$1,366,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$225,994	$162,305
Unpresented checks net of bank balance	11,735	21,652
Accrued expenses and other liabilities	57,876	55,941
Gift certificates and credit card reward points	113,399	121,120
Accrued employee compensation and benefits	41,961	60,247
Time deposits	40,799	62,683
Current maturities of long-term debt	27,356	29,049
Income taxes payable and deferred income taxes	11,960	35,471
Total current liabilities	531,080	548,468

LONG-TERM LIABILITIES	409,640	177,959

STOCKHOLDERS’ EQUITY	678,816	639,853

Total liabilities and stockholders’ equity	$1,619,536	$1,366,280

CABELA'S INCORPORATED AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (Dollar Amounts in Thousands Except Per Share and Share Amounts) (Unaudited)
	Three months ended		Nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
REVENUE:
Merchandise sales	$450,821	$395,588	$1,171,493	$1,017,546
Financial services revenue	37,392	29,033	98,946	76,928
Other revenue	2,240	5,132	12,082	29,740
Total revenue	490,453	429,753	1,282,521	1,124,214

COST OF REVENUE:
Cost of merchandise sales	290,747	253,623	759,079	655,840
Cost of other revenue	(582)	1,371	2,894	21,227
Total cost of revenue (exclusive of depreciation and amortization)	290,165	254,994	761,973	677,067

GROSS PROFIT	200,288	174,759	520,548	447,147
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	173,437	148,499	464,949	401,042
OPERATING INCOME	26,851	26,260	55,599	46,105

OTHER INCOME (EXPENSE):
Interest income	287	94	1,624	544
Interest expense	(4,794)	(3,432)	(12,929)	(7,937)
Other income, net	2,000	2,350	7,600	7,962
	(2,507)	(988)	(3,705)	569

INCOME BEFORE PROVISION FOR INCOME TAXES	24,344	25,272	51,894	46,674

INCOME TAX EXPENSE	9,350	8,997	19,461	16,616

NET INCOME	$14,994	$16,275	$32,433	$30,058

EARNINGS PER SHARE:
Basic	$0.23	$0.25	$0.50	$0.46

Diluted	$0.23	$0.25	$0.49	$0.45

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	65,271,870	64,691,228	65,180,992	64,642,692

Diluted	66,484,306	66,342,727	66,492,421	66,301,862

Segment Information	Three months ended		Nine months ended
(Dollars in thousands)	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Direct revenue	$232,172	$221,792	$656,052	$636,984
Retail revenue	218,649	173,796	515,441	380,562
Financial services revenue	37,392	29,033	98,946	76,928
Other revenue	2,240	5,132	12,082	29,740
Total revenue	$490,453	$429,753	$1,282,521	$1,124,214

Direct operating income	$35,727	$35,072	$97,420	$96,079
Retail operating income	29,630	21,268	58,870	37,411
Financial services operating income	7,689	5,793	21,815	16,455
Other operating income (loss)	(46,195)	(35,873)	(122,506)	(103,840)
Total operating income	$26,851	$26,260	$55,599	$46,105

As a Percentage of Total Revenue:
Direct revenue	47.3%	51.6%	51.2%	56.7%
Retail revenue	44.6%	40.4%	40.2%	33.9%
Financial services revenue	7.6%	6.8%	7.7%	6.8%
Other revenue	0.5%	1.2%	0.9%	2.6%
Total revenue	100.0%	100.0%	100.0%	100.0%

As a Percentage of Segment Revenue:
Direct operating income	15.4%	15.8%	14.8%	15.1%
Retail operating income	13.6%	12.2%	11.4%	9.8%
Financial services operating income	20.6%	20.0%	22.0%	21.4%
Total operating income (1)	5.4%	6.1%	4.3%	4.1%

(1)	The percentage of total operating income is a percentage of total consolidated revenue.

Financial Services Information:

The following table summarizes the results of the Company’s financial services segment on a GAAP basis. For credit card loans securitized and sold, the loans are removed from the Company’s balance sheet and the net earnings on these securitized assets after paying outside investors are reflected as a component of securitization income on a GAAP basis. Net interest income on a GAAP basis includes interest and fee income, interest expense and provision for loan losses for the credit card loans receivable the Company owns. Non-interest income on a GAAP basis includes servicing income, gains on sales of loans and income recognized on retained interests for the entire securitized portfolio, as well as, interchange income on the entire managed portfolio.
	Three months ended		Nine months ended
Financial Services Revenue as reported in the Financial Statements:	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Interest and fee income	$6,372	$4,639	$17,360	$13,189

Interest expense	(1,299)	(726)	(3,600)	(2,339)
Net interest income	5,073	3,913	13,760	10,850

Non-interest income:
Securitization income	44,294	35,576	120,074	94,495
Other non-interest income	10,505	8,069	28,586	22,640
Total non-interest income	54,799	43,645	148,660	117,135
Less: Customer reward costs	(22,480)	(18,525)	(63,474)	(51,057)

Financial services revenue	$37,392	$29,033	$98,946	$76,928

“Managed” credit card loans represent credit card loans receivable owned by the Company plus securitized credit card loans. Since the financial performance of the managed portfolio has a significant impact on the earnings received from servicing the portfolio, the Company believes the following table (see next page) on a “managed” basis is important information to analyze revenue in the financial services segment. The following non-GAAP presentation reflects the financial performance of the credit card loans receivable owned by the Company plus those that have been sold and includes the effects of recording the retained interest at fair value. Interest income, interchange income (net of customer rewards) and fee income on both the owned and securitized portfolio are recorded in their respective line items. Interest paid to outside investors on the securitized credit card loans is included with other interest costs and included in interest expense. Credit losses on the entire managed portfolio are included in provision for loan losses. Although the Company’s financial statements are not presented in this manner, management reviews the performance of the managed portfolio in order to evaluate the effectiveness of the Company’s origination and collection activities, which ultimately affects the income received for servicing the portfolio.

Managed Financial Services Revenue:	Three months ended		Nine months ended
(Dollars in thousands except other data)	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Interest income	$38,257	$26,931	$104,720	$73,476
Interchange income, net of customer reward costs	13,981	11,876	37,974	30,999
Other fee income	6,058	5,555	16,532	14,797
Interest expense	(17,263)	(10,771)	(46,590)	(28,792)
Provision for loan losses	(6,442)	(5,574)	(18,354)	(17,047)
Other	2,801	1,016	4,664	3,495
Managed Financial Services revenue	$37,392	$29,033	$98,946	$76,928

As a Percentage of Managed Credit Card Loans
Managed Financial Services Revenue:
Interest income	11.0%	9.5%	10.6%	9.3%
Interchange income, net of customer reward costs	4.0%	4.2%	3.9%	3.8%
Other fee income	1.7%	2.0%	1.6%	1.9%
Interest expense	(5.0)%	(3.8)%	(4.7)%	(3.6)%
Provision for loan losses	(1.8)%	(2.0)%	(1.9)%	(2.1)%
Other	0.8%	0.4%	0.5%	0.4%
Managed Financial Services revenue	10.7%	10.3%	10.0%	9.7%
Average reported credit card loans	$133,866	$104,035	$128,161	$104,681
Average managed credit card loans	$1,394,377	$1,128,336	$1,315,000	$1,058,134

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